Exhibit 3.1
CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
QUANTUM-SI INCORPORATED

It is hereby certified that:
FIRST:	The name of the corporation is Quantum-Si Incorporated (the “Corporation”).
SECOND:	The Certificate of Incorporation is hereby further amended by striking out Article VIII, Part B in its entirety and by substituting in lieu of the following:
(B)          Number of Directors. Subject to the rights of holders of any series of Preferred Stock to elect directors, the number of the directors of the Corporation shall be fixed from time to time solely by the Board. For the avoidance of doubt, no decrease in the number of directors constituting the Board shall shorten the term of any incumbent director.
THIRD:	The Certificate of Incorporation is hereby further amended by striking out Article VIII, Part D in its entirety and by substituting in lieu of the following:
(D)          Vacancies; Newly Created Directorships. Subject to the rights of holders of any series of Preferred Stock, any newly created directorship that results from an increase in the number of directors or any vacancy on the Board that results from the death, disability, resignation, disqualification or removal of any director or from any other cause shall be filled: (i) prior to the Voting Threshold Date, by the affirmative vote of a majority of the total number of directors then in office, even if less than a quorum, or by a sole remaining director, or by the stockholders of the Corporation with the Requisite Stockholder Consent, or (ii) on or after the Voting Threshold Date solely by the affirmative vote of a majority of the total number of directors then in office, even if less than a quorum, or by a sole remaining director.
FOURTH:
The Second Amended and Restated Certificate of Incorporation of the Corporation, as amended (the “Certificate of Incorporation”), is hereby further amended by amending Article IV, Part A, Section 7.2 to add the following subsection (d):

(d)
Sunset Provision. Each outstanding share of Class B Common Stock shall automatically, without further action by the Corporation or the holder thereof, convert into one (1) fully paid and nonassessable share of Class A Common Stock on June 10, 2028.

FIFTH:	The amendment of the Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
EXECUTED, effective as of this 16th day of May, 2024.
QUANTUM-SI INCORPORATED
By:	/s/ Jeffrey Hawkins
Jeffrey Hawkins President and Chief Executive Officer